Exhibit 99.2

Alaia Capital, LLC
62 West 45th Street, 5th Floor
New York, New York 10036

September 24, 2021

Axio Financial LLC
62 West 45th Street, 5th Floor
New York, New York 10036

Re:	Appointment as Depositor for m+ funds Trust

Dear Sir or Madam:

Reference is made to the Standard Terms and Conditions of Trust for m+ funds Trust Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After February 6, 2020 among Cowen and Company, LLC (as successor in interest to Cowen Prime Services, LLC), as Depositor, The Bank of New York Mellon, as Trustee, and Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor (the “Standard Terms”). Capitalized terms used but not defined herein have the meanings ascribed to those terms in the Standard Terms.

Pursuant to Section 7.01(f) of the Standard Terms, we, as Portfolio Consultant, hereby appoint Axio Financial LLC as the Depositor for all existing and future series of the Trust, effective as of the date hereof.

Kindly indicate your acceptance of your appointment as Depositor for all existing and future series of the Trust by countersigning in the signature block below.

Thank you for your attention to this matter.

ALAIA CAPITAL, LLC
as Portfolio Consultant

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President

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ACCEPTED:

AXIO FINANCIAL LLC

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President

Cc:	The Bank of New York Mellon, as Trustee

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